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                                                                   EXHIBIT 23.1

  We consent to the reference of our firm under the caption "Experts," in the "Selected Consolidated Financial Information of the Company (BAB Holdings, Inc.)" and the "Selected Combined Financial Information of Chesapeake Bagel Bakery" and to the use of our report dated December 22, 1995, except for Note 10, as to which the date is February 12, 1996 for BAB Holdings, Inc., our report dated October 7, 1996 for Chesapeake Bagel Bakery and our report dated October 30, 1996 for Bagels Unlimited, Inc., in the Registration Statement and the related Prospectus of BAB Holdings, Inc. for the registration of 3,800,000 shares of its common stock.

                                          Ernst & Young LLP

Chicago, Illinois
October 31, 1996